News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Net Income Increases 45% to
$3.8 Million in the 2018 Second Quarter

HAMBURG, NY, July 26, 2018 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2018.

SECOND QUARTER 2018 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Net income of $3.8 million, up 45%; Earnings per diluted share grew 43% to $0.77
•	Net interest income increased 21% to $12.2 million
•	Net interest margin of 3.89% increased 15 basis points
•	Loan portfolio of $1.1 billion up $16 million in the quarter, or 6% on an annualized basis
•	Annualized growth of 29% on average core demand deposits
•	Efficiency ratio improvement to 64.5% from 68.9%

Net income was $3.8 million, or $0.77 per diluted share, in the second quarter of 2018, compared with
$3.3 million, or $0.68 per diluted share, in the first quarter of 2018 and $2.6 million, or $0.54 per diluted share, in last year’s second quarter.  The increase over both comparative periods primarily reflects higher net interest income due to loan growth and net interest margin expansion.  Return on average equity was 12.39% for the second quarter of 2018 compared with 11.15% in the first quarter of 2018 and 9.13% in the second quarter of 2017.

“Our results reflect another strong quarter of performance providing solid momentum for the first half of the year as we continue to execute our growth strategy,” said David J. Nasca, President and CEO of Evans Bancorp. “We have focused on investing in our business and operations to support our clients and expand key business lines beyond commercial and retail banking.  Our recently announced third quarter acquisition of the Richardson & Stout Insurance Agency will expand our management bench strength and geographic footprint while also positioning us for future growth in employee benefits and municipal banking.”

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

Net Interest Income
($ in thousands)

	2Q 2018	1Q 2018	2Q 2017

Interest income	$14,247	$13,366	$11,462
Interest expense	2,051	1,914	1,344
Net interest income	12,196	11,452	10,118
Provision for loan losses	659	767	410
Net interest income after provision	$11,537	$10,685	$9,708

Net interest income increased $0.7 million, or 7%, from the first quarter of 2018 and $2.1 million, or 21%, from the prior-year second quarter.  The increase was driven by average interest-earning asset growth, particularly loans. Average commercial loans, including commercial real estate and commercial and industrial loans, were $898 million in the second quarter, 3% higher than $872 million in the first quarter of 2018 and 18% higher than $763 million in the 2017 second quarter.

Second quarter net interest margin of 3.89% increased 12 basis points from the 2018 first quarter, and 15 basis points from the second quarter of 2017.  Loan yields benefited from variable loan re-pricing as the Federal Reserve increased its target rate by 125 basis points since March 2017.  Loan yields were 4.82% in the second quarter compared with 4.70% in the first quarter of 2018 and 4.54% in last year’s second quarter.  The benefit of higher loan yields was partially offset by increased funding costs, reflecting higher deposit and wholesale borrowing rates.  The cost of interest-bearing liabilities was 0.86% compared with 0.81% in the first quarter of 2018 and 0.65% in the second quarter of 2017.

The $0.7 million provision for loan losses for the second quarter of 2018 reflects an increase in non-performing loans in the quarter due to a single commercial construction loan of $9 million that was downgraded to nonaccrual status after it exceeded its original maturity date and the Bank did not agree to an extension.

Asset Quality
($ in thousands)

	2Q 2018	1Q 2018	2Q 2017

Total non-performing loans	$23,210	$14,771	$13,901
Total net loan charge-offs (recoveries)	117	93	(189)
Non-performing loans/ Total loans	2.06%	1.33%	1.42%
Net loan charge-offs (recoveries)/ Average loans	0.04%	0.03%	(0.08)%
Allowance for loan losses/ Total loans	1.35%	1.32%	1.45%

“Due to the relative size of a number of larger commercial loans we have in relation to our total portfolio, downgrades in a small number or even one relationship can create variability in our asset quality ratios.  Historically, we have experienced increases in the non-performing loan ratio but were still able to maintain a low charge-off ratio,” stated John Connerton, Chief Financial Officer of Evans Bank. “Based on management’s analysis and a current collateral valuation, management considers the loan to be adequately reserved.”

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

Non-Interest Income
($ in thousands)
	2Q 2018	1Q 2018	2Q 2017

Deposit service charges	$525	$509	$428
Insurance service and fee revenue	1,952	1,965	1,912
Bank-owned life insurance	178	171	142
Loss on tax credit investment	-	-	(919)
Refundable NY state historic tax credit	-	-	647
Other income	984	1,141	879
Total non-interest income	$3,639	$3,786	$3,089

The increase in deposit service charges reflects higher fees related to overdrafts as the Company introduced a new product to clients that provides overdraft protection to small businesses.

The quarter-over-quarter increase in insurance revenue was due to higher commercial lines, employee benefits, and financial services revenues, offset by a reduction in personal lines and claims services revenue.

The changes in other income when compared with the first quarter of 2018 and the prior-year period is due to fair value adjustments to the Company’s mortgage servicing rights asset and equity securities.

There were no new historic tax credit investments in the second quarter of 2018.  On a comparative basis, historic tax credit investment activity resulted in a net loss of $0.3 million being recorded in non-interest income in the second quarter of 2017.

Non-Interest Expense
($ in thousands)
	2Q 2018	1Q 2018	2Q 2017

Salaries and employee benefits	$6,475	$6,627	$5,959
Occupancy	727	758	775
Advertising and public relations	326	124	216
Professional services	626	653	550
Technology and communications	847	764	804
Amortization of intangibles	28	28	28
FDIC insurance	246	232	129
Other expenses	958	985	856
Total non-interest expenses	$10,233	$10,171	$9,317

Second quarter non-interest expenses increased 10% from the prior-year period, but less than 1% when compared with the first quarter of 2018.  The most significant component of the year-over-year increase was higher salaries and benefit costs, reflecting strategic personnel hires to support the Company’s continued growth.  The first quarter of 2018 included approximately $250,000 in expense related to the previously announced one-time $1,000 bonus paid to non-senior associates in recognition of their superior efforts.

Advertising expenses increased due to promotional campaigns for the Company’s deposit products.

The Company’s efficiency ratio in the second quarter of 2018 improved to 64.5% from 66.6% in the first quarter of 2018 and 68.9% in last year’s second quarter.  The improvement reflects the Company’s significant net interest income growth and a focus on expense management.

Income tax expense was $1.2 million, or an effective tax rate of 23.3%, for the second quarter of 2018 compared with $1.0 million, or 22.8%, in the first quarter of 2018 and $0.9 million, or 24.8%, in last year’s second quarter.

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

The effective tax rate for the second quarter of 2017 reflects the benefit of historic tax credit investment transactions. Excluding the impact of the historic tax credits, the effective tax rate for the second quarter of 2017 was 29.3%.  The lower effective rate in the first and second quarters of 2018 reflects the benefit of federal tax reform, which decreased the Company’s marginal federal income tax rate from 35% to 21%.

Balance Sheet Highlights

Total assets were $1.35 billion as of June 30, 2018, relatively flat with March 31, 2018 and 14% higher from $1.18 billion at June 30, 2017, reflecting the Company’s strong loan growth.  Loans were up $149 million, or 15%, to $1.13 billion since the end of last year’s second quarter with the growth predominantly in the commercial real estate and commercial and industrial portfolios.

Investment securities were $149 million at June 30, 2018, $16 million lower than the first quarter of 2018, but
$5 million higher than at the end of last year’s second quarter.  The primary objectives of the Company’s investment portfolio are to provide liquidity, provide collateral to secure municipal deposits, and maximize income while preserving safety of principal.  The decline in securities since the end of the first quarter reflects a reduced need to collateralize municipal deposits.

Total deposits grew $48 million during the quarter to $1.18 billion at June 30, 2018, and were $163 million, or 16%, higher than the balance at the end of last year’s second quarter.  The largest component of the deposit growth during the quarter was in time deposits of $37 million, including $19 million of brokered time deposits.  Total average demand deposits were $240 million for the 2018 second quarter, an increase of $16 million, or 29% on an annualized rate, from the first quarter of 2018.  Average demand deposits were 17% higher than last year’s second quarter, which was mostly attributable to growth in commercial demand deposits.

The Company experienced solid growth of $24 million in its commercial deposit portfolio during the second quarter of 2018.  Municipal deposits remained relatively flat at the end of the second quarter of 2018 when compared with the balance at March 31, 2018.  Consumer savings deposit growth has been challenging as preferences move toward term products with higher rates and local market competition has stiffened.  Consumer savings deposits declined $14 million during the quarter, while consumer time deposits grew $18 million in the past three months and $58 million in the past year.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.94% at June 30, 2018 compared with 9.81% at
March 31, 2018 and 10.57% at June 30, 2017.  Book value per share increased to $25.63 at
June 30, 2018 compared with $24.96 at March 31, 2018 and $24.21 at June 30, 2017.

Outlook

Mr. Nasca concluded, “Evans has made great progress and has delivered strong results with high-quality products and services, value-added relationships, and customized solutions delivered by a talented and experienced team. We are looking forward to the opening of our Business and Relationship Center in downtown Buffalo in the third quarter, which will allow us to more closely serve the invigorated WNY business sector. This Center will also be home to our community-focused initiatives and our Community Development and Community Investment teams.”

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, July 26, 2018 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2018, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
August 2, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13680881,

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.3 billion in assets and $1.2 billion in deposits at June 30, 2018.  Evans is a full-service community bank, with 14 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through nine insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
ASSETS
Investment Securities	$148,628	$164,471	$149,732	$153,367	$143,177
Loans	1,125,895	1,109,961	1,065,315	998,005	976,493
Allowance for loan losses	(15,235)	(14,693)	(14,019)	(14,182)	(14,178)
Goodwill and intangible assets	8,496	8,525	8,553	8,581	8,609
All other assets	78,307	85,434	86,052	74,383	68,745
Total assets	$1,346,091	$1,353,698	$1,295,633	$1,220,154	$1,182,846

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	224,373	238,827	219,664	216,250	207,348
NOW deposits	121,170	124,997	109,378	96,741	99,131
Savings deposits	595,500	566,314	535,730	552,559	547,760
Time deposits	241,425	204,295	186,457	166,769	164,817
Total deposits	1,182,468	1,134,433	1,051,229	1,032,319	1,019,056
Borrowings	25,348	83,114	108,869	54,310	35,411
Other liabilities	14,700	16,278	17,193	16,033	12,816
Total stockholders' equity	123,575	119,873	118,342	117,492	115,563

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,821,381	4,803,334	4,782,505	4,776,360	4,773,005
Book value per share	$25.63	$24.96	$24.74	$24.60	$24.21
Tier 1 leverage ratio	9.94%	9.81%	10.11%	10.38%	10.57%
Tier 1 risk-based capital ratio	11.63%	11.48%	11.72%	12.33%	12.39%
Total risk-based capital ratio	12.88%	12.73%	12.97%	13.59%	13.64%

ASSET QUALITY DATA
Total non-performing loans	$23,210	$14,771	$13,715	$13,389	$13,901
Total net loan charge-offs (recoveries)	117	93	765	157	(189)

Non-performing loans/Total loans	2.06%	1.33%	1.29%	1.34%	1.42%
Net loan charge-offs (recoveries)/Average loans	0.04%	0.03%	0.30%	0.06%	(0.08)%
Allowance for loans losses/Total loans	1.35%	1.32%	1.32%	1.42%	1.45%

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2018	2018	2017	2017	2017
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	$14,247	$13,366	$12,794	$12,574	$11,462
Interest expense	2,051	1,914	1,634	1,479	1,344
Net interest income	12,196	11,452	11,160	11,095	10,118
Provision (credit) for loan losses	659	767	602	161	410
Net interest income after provision	11,537	10,685	10,558	10,934	9,708

Deposit service charges	525	509	481	448	428
Insurance service and fee revenue	1,952	1,965	1,649	2,169	1,912
Bank-owned life insurance	178	171	464	128	142
Loss on tax credit investment	-	-	(1,740)	(1,338)	(919)
Refundable NY state historic tax credit	-	-	1,224	972	647
Other income	984	1,141	949	986	879
Total non-interest income	3,639	3,786	3,027	3,365	3,089

Salaries and employee benefits	6,475	6,627	6,248	6,271	5,959
Occupancy	727	758	844	805	775
Advertising and public relations	326	124	378	311	216
Professional services	626	653	594	514	550
Technology and communications	847	764	740	730	804
Amortization of intangibles	28	28	29	28	28
FDIC insurance	246	232	189	195	129
Other expenses	958	985	1,364	982	856
Total non-interest expenses	10,233	10,171	10,386	9,836	9,317

Income before income taxes	4,943	4,300	3,199	4,463	3,480
Income tax provision	1,152	981	2,207	740	862
Net income	3,791	3,319	992	3,723	2,618

PER SHARE DATA
Net income per common share-diluted	$0.77	$0.68	$0.20	$0.76	$0.54
Cash dividends per common share	$-	$0.46	$-	$0.40	$-
Weighted average number of diluted shares	4,933,522	4,912,289	4,904,270	4,896,967	4,880,454

PERFORMANCE RATIOS
Return on average total assets	1.13%	1.01%	0.32%	1.24%	0.90%
Return on average stockholders' equity	12.39%	11.15%	3.32%	12.71%	9.13%
Efficiency ratio	64.45%	66.56%	70.44%	66.15%	68.91%

Evans Bancorp Net Income Increases 45% to $3.8 Million in the 2018 Second Quarter

July 26, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2018	2018	2017	2017	2017
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$1,098,391	$1,067,282	$1,009,497	$970,988	$941,446
Investment securities	155,089	160,739	155,475	152,991	127,692
Interest-bearing deposits at banks	4,013	2,712	2,380	1,713	16,840
Total interest-earning assets	1,257,493	1,230,733	1,167,352	1,125,692	1,085,978
Non interest-earning assets	81,113	80,644	79,234	72,887	71,310
Total Assets	$1,338,606	$1,311,377	$1,246,586	$1,198,579	$1,157,288

NOW	120,510	114,268	92,089	91,962	97,422
Savings	576,197	552,546	549,466	545,900	540,995
Time deposits	214,410	194,223	181,291	163,087	152,112
Total interest-bearing deposits	911,117	861,037	822,846	800,949	790,529
Other borrowings	50,917	92,893	70,986	51,224	32,813
Total interest-bearing liabilities	962,034	953,930	893,832	852,173	823,342

Demand deposits	239,546	223,176	219,291	214,228	205,361
Other non-interest bearing liabilities	14,614	15,161	14,097	15,035	13,860
Stockholders' equity	122,412	119,110	119,366	117,143	114,725

Total Liabilities and Equity	$1,338,606	$1,311,377	$1,246,586	$1,198,579	$1,157,288

YIELD/RATE

Loans, net	4.82%	4.70%	4.65%	4.76%	4.54%
Investment securities	2.67%	2.51%	2.45%	2.35%	2.43%
Interest-bearing deposits at banks	1.50%	1.50%	0.67%	1.62%	1.02%
Total interest-earning assets	4.54%	4.40%	4.35%	4.43%	4.23%

NOW	0.26%	0.27%	0.22%	0.22%	0.22%
Savings	0.59%	0.55%	0.48%	0.48%	0.48%
Time deposits	1.55%	1.42%	1.34%	1.30%	1.28%
Total interest-bearing deposits	0.77%	0.71%	0.64%	0.62%	0.60%
Other borrowings	2.30%	1.82%	1.71%	1.76%	1.88%
Total interest-bearing liabilities	0.86%	0.81%	0.73%	0.69%	0.65%

Interest rate spread	3.68%	3.59%	3.62%	3.74%	3.58%
Contribution of interest-free funds	0.21%	0.18%	0.17%	0.17%	0.16%
Net interest margin	3.89%	3.77%	3.79%	3.91%	3.74%